As filed with the Securities and Exchange Commission on August 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lifeward Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Cabot Rd.

Hudson, MA 01749

(508) 251-1154

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Mark Grant

President and Chief Executive Officer

Lifeward, Inc.

2 Cabot Rd.

Hudson, MA 01749

(508) 251-1154

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 Tel: (445) 207-7805	Aaron M. Lampert, Adv. Ephraim Peter Friedman, Adv. Goldfarb Gross Seligman & Co. Azrieli Center, Round Tower Tel Aviv 6701101, Israel Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the Selling Shareholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2026

PROSPECTUS

2,066,662 Ordinary Shares

This prospectus relates to the resale from time to time of up to 2,066,662 ordinary shares, no par value (the “ordinary shares”), by the Selling Shareholders listed on page 14, including their donees, pledgees, assignees, transferees or other successors-in-interest, which consist of 1,033,331 ordinary shares issuable upon conversion of the Initial Notes (as defined below) and 1,033,331 ordinary shares issuable upon exercise of the Initial Warrants (as defined below), each of which was issued in connection with the Note and Warrant Financing (as defined below).

We have agreed, pursuant to securities purchase agreements that we entered into with the Selling Shareholders, to bear all of the expenses incurred in connection with the registration of these ordinary shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these ordinary shares. We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale by the Selling Shareholders of such ordinary shares.

The Selling Shareholders identified in this prospectus, or their donees, pledgees, assignees, transferees or other successors-in-interest, may offer the ordinary shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The ordinary shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For a list of the Selling Shareholders, see the section entitled “Selling Shareholders” on page 14 of this prospectus.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “LFWD.” The last reported sales price of our ordinary shares on the Nasdaq Capital Market on July 31, 2026 was $7.22 per ordinary share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus, and in the documents incorporated by reference in this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase these securities.

None of the U.S. Securities and Exchange Commission, any state securities commission or the Israel Securities Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   , 2026

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not and the Selling Shareholders have not authorized anyone else to provide you with different or additional information from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. The Selling Shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ordinary shares. Our business, financial condition, results of operations and prospects may have changed since such date.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States. All references to “shares” in this prospectus refer to ordinary shares of Lifeward Ltd., no par value per share.

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “Lifeward” refer to Lifeward Ltd., a company organized under the laws of the State of Israel.

This prospectus contains or incorporates by reference documents that contain references to trademarks, service marks and trade names owned by us or other entities. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the U.S. Private Securities Litigation Reform Act of 1995 and are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts, may include projections regarding our future performance and, in some cases, can be identified by terms such as “anticipates,” “assumes,” “believes,” “could,” “continues,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “goal,” “targets,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes and the negatives of those terms. Forward-looking statements include, but are not limited to, statements concerning:

•	our expectations regarding future growth, including our ability to increase sales in our existing geographic markets and expand to new markets;

•	our ability to continue as a going concern for the next twelve months;

•	our ability to maintain and grow our reputation and the market acceptance of our products;

•	our ability to achieve reimbursement from third-party payors for Private, Governments, and Medicare & Medicaid Services (“CMS”) coverage for our products, including our ability to successfully submit and gain approval of cases for Medicare coverage through Medicare Administrative Contractors (“MACs”);

•	our ability to successfully integrate Oratech Pharmaceuticals Ltd. into our organization, and realize the anticipated benefits therefrom;

•	the expected timing and results of the ORMD-0801 clinical trial;

•	our ability to have sufficient funds to meet certain future capital requirements, which could impair our efforts to develop and commercialize existing and new products;

•	our ability to achieve expected operating efficiencies and sustain or improve operating expense reductions, and our ability to handle any business disruptions that may occur in connection with streamlining operations;

•	our reliance on third-party contract manufacturers for the production of our AlterG Anti-Gravity Systems and our ability to maintain product quality, ensure timely production and delivery, and manage potential supply chain disruptions;

•	our ability to leverage our sales, marketing and training infrastructure;

•	our ability to grow our business through acquisitions of businesses, products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business;

•	our ability to obtain certain components of our products from third-party suppliers and our continued access to our product manufacturers;

•	our ability to improve our products and develop new products;

•	our compliance with medical device reporting regulations to report adverse events involving our products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on our ability to market and sell our products;

•	our ability to gain and maintain regulatory approvals and to comply with any post-marketing requests;

•	the risk of a cybersecurity attack or incident relating to our information technology systems significantly disrupting our business operations;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	the impact of substantial sales of our shares by certain shareholders on the market price of our ordinary shares;

•	our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that our ordinary shares will be delisted if we cannot do so;

•	our ability to effectively use the proceeds from our recent offerings of securities;

•	our ability to repay amounts due, and perform our obligations under and comply with the terms and conditions of, our secured promissory notes;

•	the impact of the market price of our ordinary shares on the determination of whether we are a passive foreign investment company;

•	market and other conditions, including the extent to which inflationary pressures, interest rate and currency rate fluctuations, and changes in trade policies (including tariffs and trade protection measures that have been or may in the future be imposed by the U.S. or other countries), or global instability may disrupt our business operations or our financial condition or the financial condition of our customers and suppliers, including the ongoing Russia-Ukraine conflict, ongoing conflict in the Middle East (including any escalation or expansion) and the increasing tensions between China and Taiwan; and

•	other factors discussed in the section titled “Risk Factors.”

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements that may be expressed or implied by the forward-looking statements. All of the forward-looking statements included in this prospectus are based on information available to us as of the date of this prospectus and speak only as of the date hereof. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference in the prospectus. This summary does not contain all of the information that you should consider before investing in our ordinary shares. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our ordinary shares.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Lifeward,” the “Company” and similar designations refer to Lifeward Ltd.

Company Overview

We are a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community, now complemented by a biomedical pipeline. Our initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (“SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use our patented tilt-sensor technology and an onboard computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community. In March 2023, we received clearance of our premarket notification (“510(k)”) from the U.S. Food and Drug Administration (“FDA”) for the ReWalk Personal Exoskeleton with stair and curb functionality, which adds usage on stairs and curbs to the indication for use for the device in the U.S. The clearance permits U.S. customers to participate in more walking activities in real-world environments in their daily lives where stairs or curbs may have previously limited them when using the exoskeleton for its intended, FDA-indicated uses. This feature has been available in Europe since initial CE Clearance, and real-world data from a cohort of 47 European users throughout a period of over seven years consisting of over 18,000 stair steps, were collected to demonstrate the safety and efficacy of this feature and support the FDA submission. In March 2025, we received 510(k) clearance from the U.S. Food and Drug Administration for the ReWalk 7 Personal Exoskeleton device, a next-generation ReWalk model.

We have sought to expand our product offerings beyond the SCI Products through internal development, distribution agreements, and acquisitions. We have developed our ReStore Exo-Suit device, which we began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. We are no longer actively commercializing the ReStore product. In the second quarter of 2020, we signed an agreement to become the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to U.S. veterans through Veterans Health Administration hospitals. We continue to distribute these products; however, our distribution rights are no longer exclusive.

In August 2023, we made our first acquisition to supplement our internal growth when we acquired AlterG, a leading provider of Anti-Gravity systems for use in physical and neurological rehabilitation. We paid a cash purchase price of approximately $19 million at closing. The purchase agreement also provided for the potential of additional cash earnout payments based on AlterG’s revenue growth over the two years following the closing; however, no earnout payments were earned. The AlterG Anti-Gravity systems use patented, National Aeronautics and Space Administration derived differential air pressure technology to reduce the effects of gravity and allow patients to rehabilitate with finely calibrated support and reduced pain. AlterG Anti-Gravity systems are utilized in over 6,000 facilities globally in more than 40 countries. Following our rebranding, AlterG, Inc. was renamed Lifeward CA, Inc. and operates as a wholly owned subsidiary of the Company. We will continue to evaluate other products for distribution or acquisition that can broaden our product offerings further to help individuals with injury and disability.

In March 2026, we expanded our strategic initiatives into biomedical technologies through the acquisition of Oratech Pharmaceuticals Ltd. ("Oratech"), a wholly owned subsidiary focused on the development and commercialization of innovative pharmaceutical technologies and clinical-stage assets. As part of the transaction, we acquired intellectual property and related rights associated with ORMD-0801, an oral insulin candidate based on proprietary oral delivery technology, together with certain rights related to the management of future clinical development activities.

Company Information

Our legal name is Lifeward Ltd. Our name was previously ReWalk Robotics Ltd., which we changed to Lifeward Ltd. effective September 10, 2024. We are a company limited by shares organized under the laws of the State of Israel and were founded in 2001. In September 2014, we listed our shares on The Nasdaq Global Market, and in May 2017 we transferred our listing to The Nasdaq Capital Market. We have irrevocably appointed Lifeward, Inc. as our agent to receive service of process in any action against us in any United States federal or state court. The address of Lifeward, Inc. is 2 Cabot Rd., Hudson, Massachusetts 01749.

Lifeward®, ReWalk®, ReStore® and AlterG® are our registered trademarks in Israel and in the United States and Restore™ is our registered trademark in Europe and the United States. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Note and Warrant Financing

On June 30, 2026, we entered into a Securities Purchase Agreement (the "Note Purchase Agreement”) with each of the purchasers thereto (collectively, the "Purchasers"), and Oramed Pharmaceuticals Inc., as collateral agent for the Purchasers (the "Agent"), pursuant to which we agreed to issue and sell to the Purchasers, and each Purchaser severally and not jointly agreed to purchase from us, senior secured convertible notes and accompanying ordinary share purchase warrants, in each case in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On the initial closing of the Note Purchase Agreement on July 6, 2026, we issued to the Purchasers (i) $5,580,000 aggregate principal amount of senior secured convertible notes (the "Initial Notes"), convertible into ordinary shares at a conversion price of $5.40 per share, subject to adjustment as provided in the Initial Notes, and (ii) accompanying warrants to purchase ordinary shares (the "Initial Warrants"), exercisable immediately upon issuance at an exercise price of $5.40 per share, subject to adjustment, and having a term of five (5) years from the date of issuance. The Initial Notes bear interest at a rate of eight percent (8%) per annum, payable semi-annually in arrears, and mature on the date that is three (3) years from the Original Issue Date (as defined in the Initial Notes).

Pursuant to the Note Purchase Agreement, we also agreed to issue to the Purchasers, subject to the satisfaction of certain conditions, (i) $5,580,000 aggregate principal amount of additional senior secured convertible notes (the "Additional Notes," and together with the Initial Notes, the “Notes"), convertible into ordinary shares, and (ii) accompanying additional warrants to purchase ordinary shares (the "Additional Warrants," and together with the Initial Warrants, the "Warrants"). The funding of the Additional Notes is subject to customary closing conditions and either (i) us achieving, as of the most recently completed fiscal quarter end for which we have publicly filed or furnished financial statements, at least a one hundred fifty percent (150%) increase in ReWalk Unit Sales (as defined in the Note Purchase Agreement), measured in U.S. dollars, relative to the trailing twelve--month period immediately preceding the Additional Closing Date (as defined in the Note Purchase Agreement), or (ii) the closing price of our ordinary shares on the Trading Market (as defined in the Note Purchase Agreement) equaling or exceeding $13.80 per share (which amount may be adjusted for certain capital events, such as stock splits following the date of the Note Purchase Agreement) on each Trading Day (as defined in the Note Purchase Agreement) during the ten (10) consecutive Trading Days immediately prior to the Additional Closing Date. The Initial Notes are convertible into 1,033,331 ordinary shares and the Initial Warrants are exercisable for an aggregate of 1,033,331 ordinary shares.

The Initial Notes, Initial Warrants, and the ordinary shares issuable upon conversion or exercise thereof, were issued to accredited investors for investment purposes and have not been registered under the Securities Act.

For additional information regarding the Note Purchase Agreement, refer to the summary included under Item 1.01 of our Current Report on Form 8-K filed with the SEC on July 7, 2026, which is incorporated by reference herein.

The Offering

Ordinary Shares offered by the Selling Shareholders	2,066,662 shares(1)

Terms of the offering	The Selling Shareholders will determine when and how they will sell the ordinary shares offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares covered by this prospectus.

Risk factors	See “Risk Factors” on page 7 for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Nasdaq Capital Market symbol	LFWD

(1)	Includes 1,033,331 ordinary shares issuable upon conversion of the Initial Notes and 1,033,331 ordinary shares issuable upon exercise of the Initial Warrants. The ordinary shares are issuable upon the conversion of the Initial Notes and the exercise of the Initial Warrants held by the Selling Shareholders named in this prospectus.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the SEC, which is incorporated herein by reference in its entirety, as well as any amendments or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of the ordinary shares described in the section entitled “Selling Shareholders” to resell such ordinary shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders.

The Selling Shareholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The holders of the Initial Warrants are not obligated to exercise the warrants, and we cannot predict whether the holders of such warrants will choose to exercise such warrants. We may receive proceeds from any cash exercise of the Initial Warrants. We currently intend to use such proceeds, if any, for general corporate purposes.

DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares is a summary and is qualified in its entirety by reference to our Eighth Amended and Restated Articles of Association, or our Articles of Association. Our Articles of Association are filed as Exhibit 3.1 to this prospectus and are incorporated by reference herein.

Share Capital

Our authorized share capital currently consists solely of 100,000,000 ordinary shares, no par value per share. 2,828,362 ordinary shares were issued and outstanding as of July 31, 2026.

All of our issued and outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Ordinary Shares

Quorum Requirements

The quorum required for our general meetings of shareholders consists of at least two holders of our ordinary shares present in person or by proxy and holding among them at least 33 1/3% of the total outstanding voting rights.

Vote Requirements

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Shareholders may vote at a general meeting either in person, by proxy or by written ballot.

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israel Companies Law, 5799-1999 (the “Israel Companies Law”) or by our Articles of Association. Under the Israel Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary), (iii) the adoption or amendment of a Compensation Policy, and (iv) the approval of the terms of employment of our chief executive officer, requires special approval. For more information, see our Registration Statement on Form 8-A as filed with the SEC on September 2, 2014 under the heading “Item 1. Description of Registrant’s Securities to be Registered.” Under our Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our Articles of Association also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of 65% of the total voting power of our shareholders. In addition, the voluntary winding up, or approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israel Companies Law, requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Preferred Stock

The Company may, from time to time, by shareholders resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution (subject to the provisions of the Israel Companies Law). The rights of the holders of ordinary shares will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. As of the date of the filing of this registration statement, we had no shares of preferred stock outstanding.

Transfer of Shares; Share Ownership Restrictions

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our Articles of Association, our board of directors must consist of not less than five but no more than thirteen directors, including two external directors as and if required by the Israel Companies Law. Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israel Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our directors, other than the external directors, are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on our board of directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israel Companies Law and our Articles of Association. In addition, our Articles of Association allow our board of directors to appoint new directors and appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

Under the Israel Companies Law, we are currently required to have at least two external directors. External directors must meet stringent standards of independence from us, from our management and from any controlling shareholder (within the meaning of the Israeli Companies Law). In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. These independence standards are applicable beginning two years before the external director’s election and continuing for two years after the external director’s term of service. In addition to election by the normal majority vote, external directors must generally be elected by a majority vote of the shares held by shareholders other than controlling shareholders.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office only pursuant to the terms of the Israel Companies Law. The Israel Companies Law prescribes requirements relating to the inclusion and role of the external directors on our audit and compensation committee, and the inclusion of the external directors in all committees of the board of directors.

Dividend and Liquidation Rights

Subject to the Israel Companies Law, we may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israel Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israel Companies Law, a company may make a distribution of dividends out of its profits on the condition that there is no reasonable concern that the distribution may prevent the company from meeting its existing and expected obligations when they fall due. The Israel Companies Law defines such profit as retained earnings or profits accrued in the last two years, whichever is greater, according to the last reviewed or audited financial statements of the company, provided that the date of the financial statements is not more than six months before the distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles of Association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israel Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, at least ten percent of our outstanding voting power.

Subject to the provisions of the Israel Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 60 days prior to the date of the meeting. Furthermore, the Israel Companies Law requires that resolutions regarding the following matters be passed at a general meeting of our shareholders:

•	amendments to our Articles of Association;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israel Companies Law and our Articles of Association require that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israel Companies Law and under our Articles of Association, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Access to Corporate Records

Under the Israel Companies Law, shareholders generally have the right to review: minutes of our general meetings; our shareholders register and principal shareholders register; our Articles of Association; our annual financial statements; and any document that we are required by law to file publicly with the Israel Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction with a related party that requires shareholder approval under the related party transaction provisions of the Israel Companies Law. We may deny a request to review a document if we believe it has not been made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions Under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital (or of a class thereof) is required by the Israel Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If as a result of a full tender offer the purchaser would own more than 95% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the purchaser offered to purchase will be transferred to the acquirer by operation of law. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, provided that the purchaser is entitled to stipulate that tendering shareholders forfeit their appraisal rights. If as a result of a full tender offer the purchaser would own 95% or less of the issued and outstanding share capital of the company or of the applicable class, the purchaser may not acquire shares that will cause its shareholding to exceed 90% of the issued and outstanding share capital of the company or of the applicable class.

Special Tender Offer. The Israel Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israel Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger. The Israel Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israel Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Companies Registrar and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures Under Israeli Law

The Israel Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Upon the closing of our initial public offering, our Articles of Association were amended to provide that no preferred shares are authorized. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israel Companies Law as described above in “- Vote Requirements.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

SELLING SHAREHOLDERS

The ordinary shares being offered by the Selling Shareholders include 2,066,662 ordinary shares, consisting of 1,033,331 ordinary shares issuable upon conversion of the Initial Notes and 1,033,331 ordinary shares issuable upon exercise of the Initial Warrants. For additional information regarding the issuances of those ordinary shares and warrants, see “Prospectus Summary — Note and Warrant Financing" above. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective transferees, donees, pledgees, assignees and successors-in-interest who later come to hold any of the Selling Shareholders’ interests in ordinary shares other than through a public sale.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the Selling Shareholders. The second column lists the number of ordinary shares beneficially owned by each Selling Shareholder as of July 31, 2026, based on its ownership of the ordinary shares, Initial Notes and Initial Warrants, assuming exercise or conversion, as applicable, of the Initial Notes and Initial Warrants held by the Selling Shareholders, without regard to any limitations on exercises. The fourth column lists the ordinary shares being offered by this prospectus by the Selling Shareholders.

This prospectus covers the resale of the maximum number of ordinary shares issuable upon exercise or conversion, as applicable, of the Initial Notes and Initial Warrants, determined as if the outstanding warrants and notes were exercised or converted, as applicable, in full as of July 31, 2026, without regard to any limitations on the exercise of the securities, as described below. The fifth column assumes the sale of all ordinary shares and all of the ordinary shares underlying the securities offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Initial Notes and Initial Warrants, a Selling Shareholder may not exercise or convert such securities to the extent such exercise or conversion would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% of the number of ordinary shares outstanding immediately after giving effect to the issuance of ordinary shares issuable upon exercise or conversion, as applicable, of such securities (the "Beneficial Ownership Limitation"). Upon notice to us, the holder of an Initial Note or Initial Warrant may increase or decrease such Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 4.99% of the number of ordinary shares outstanding immediately after giving effect to the issuance of ordinary shares issuable upon exercise or conversion, as applicable, of such securities, and any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

The information in the table below and the footnotes thereto regarding our ordinary shares to be beneficially owned after the offering assumes the sale of all ordinary shares being offered by the Selling Shareholders under this prospectus. This information has been obtained from the Selling Shareholders. The percentages of ordinary shares owned before and after the offering are based on 4,902,374 ordinary shares, which includes the ordinary shares and the ordinary shares underlying the securities offered by the Selling Shareholders pursuant to this prospectus. In computing the number of ordinary shares beneficially owned by an entity and the percentage ownership of that entity, we deemed outstanding ordinary shares issuable upon the conversion of the Initial Notes and the exercise of the Initial Warrants held by that Selling Shareholder that are exercisable or convertible within 60 days of July 31, 2026, subject to the beneficial ownership limitation discussed above. We did not deem these ordinary shares outstanding, however, for the purpose of computing the percentage ownership of any other entity.

	Before Offering			After Offering
Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned	Percentage	Shares of Ordinary Shares Offered	Number of Ordinary Shares Beneficially Owned	Percentage of Shares Beneficially Owned
David Stefansky (1)	62,904	2.18%	55,554	7,350	0.3%
Plutus LP (2)	122,222	4.14%	122,222	0	-%
Plutus Value LP (3)	296,296	9.48%	296,296	0	-%
Yoel Neeman (4)	555,554	16.42%	555,554	0	-%
Zev Saltsman (5)	1,037,036	26.83%	1,037,036	0	-%

(1)	Consists of (i) 7,350 ordinary shares purchased in open market transactions, (ii) 27,777 ordinary shares issuable upon exercise of the Initial Warrant and (iii) 27,777 ordinary shares issuable upon conversion of the Initial Note. The principal business address of David Stefansky is 708 Park Ave, Lakewood, NJ 08701.

(2)	Consists of (i) 61,111 ordinary shares issuable upon exercise of the Initial Warrant and (ii) 61,111 ordinary shares issuable upon conversion of the Initial Note. The principal business address of Plutus LP is Ehad Ha’am 9, Tel Aviv Israel 6525101.

(3)	Consists of (i) 148,148 ordinary shares issuable upon exercise of the Initial Warrant and (ii) 148,148 ordinary shares issuable upon conversion of Initial Note. The principal business address of Plutus Value LP is Ehad Ha’am 9, Tel Aviv Israel 6525101.

(4)	Consists of (i) 277,777 ordinary shares issuable upon exercise of the Initial Warrant and (ii) 277,777 ordinary shares issuable upon conversion of the Initial Note. The principal business address of Yoel Neeman is 10 Hashiloach St., Petach Tikva, Israel 4917002.

(5)	Consists of (i) 518,518 ordinary shares issuable upon exercise of the Initial Warrant and (ii) 518,518 ordinary shares issuable upon conversion of the Initial Note. The principal business address of Zev Saltsman is 20 Hatamar Street, Karnai Shomron, Israel 4485500.

Relationship with Selling Shareholders

As discussed in greater detail above under the section “Prospectus Summary—Note and Warrant Financing,” on June 30, 2026, we entered into the Note Purchase Agreement with the Selling Shareholders pursuant to which we issued the Initial Notes and Initial Warrants to the Selling Shareholders. Neither the Selling Shareholders nor any persons having control over the Selling Shareholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our ordinary shares or other securities pursuant to the Note Purchase Agreement.

 PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such ordinary shares at a stipulated price per share;

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholders may also transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any cash exercise of the Initial Warrants, however, we will receive the exercise price of $5.40 per ordinary share, subject to adjustment as provided in the Initial Warrants.

The Selling Shareholders may also resell all or a portion of the ordinary shares owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Shareholders shall not be deemed to be an underwriter solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of ordinary shares covered by this prospectus in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until no Purchaser owns any securities.

EXPERTS

The consolidated financial statements of Lifeward Ltd. appearing in Lifeward Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2025, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1e. to the consolidated financial statements), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain legal matters with respect to U.S. federal securities laws and New York law will be passed upon for us by Goodwin Procter LLP, Philadelphia, Pennsylvania.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. It may be difficult to obtain service of process within the United States upon us, upon our directors and executive officers, several of whom reside outside of the United States, and upon those Israeli experts named in this prospectus who reside outside of the United States. Furthermore, because a majority of our assets and several of our directors are located outside of the United States, any judgment obtained in the United States against us, certain of our directors or the Israeli experts named herein may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., Tel Aviv, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

In this regard, our Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, (i) the federal courts of the United States will be the exclusive forum for the resolution of any claim arising under the Securities Act of 1933 and (ii) the Tel-Aviv District Court will be the exclusive forum for (a) a derivative action or derivative proceeding that is filed in the name of the Company; (b) any action grounded in a breach of fiduciary duty of a director, officeholder or other employee towards us or our shareholders; or (c) any action the cause of which results from any provision of the Companies Law or the Israel Securities Law, 5728-1968. We have retained the ability to consent to an alternative forum if we determine shareholder interests are best served by permitting a particular dispute to proceed in a forum other than the federal district courts or State of Israel, as applicable. However, there is uncertainty as to whether a court would enforce these provisions.

We have irrevocably appointed our subsidiary, Lifeward, Inc., which is incorporated in Delaware, as our agent to receive service of process in any action against us in any United States federal or state court arising out of offerings or sales pursuant to this prospectus or any purchase or sale of securities in connection with this prospectus. Subject to specified time limitations and legal procedures, Israeli courts may enforce a non-appealable foreign judgment in a civil matter, provided that, among other things:

•	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the foreign state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgment is not contrary to the public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Traditionally, in an action before an Israeli court to recover an amount in a non-Israeli currency, the Israeli court issues a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus a per-annum statutory rate of interest set on a quarterly basis by Israeli regulations. Judgment creditors must bear the risk of unfavorable exchange rates. The trend in recent years has increasingly been for Israeli courts to enforce a foreign judgment in the foreign currency specified in the judgment, in which case there are also applicable rules regarding the payment of interest.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We must comply with the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information on the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. We maintain a website at www.golifeward.com. The information contained in, or that can be accessed through, our website is not incorporated by reference herein and is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 18, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 20, 2026;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2026, January 13, 2026, January 28, 2026, February 9, 2026, February 19, 2026, February 25, 2026, February 27, 2026, March 2, 2026, March 11, 2026, March 13, 2026, March 20, 2026, March 25, 2026, March 31, 2026, April 23, 2026, May 19, 2026, and July 7, 2026; and

•	the description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36612) filed with the SEC on September 2, 2014, as updated by Exhibit 4.2 to the Annual Report on Form 10-K filed with the SEC on March 18, 2026 (Description of the Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) and any other amendment or report filed for the purpose of updating that description.

In addition, we incorporate by reference into this prospectus any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of this offering. Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement hereto where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in this prospectus or the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement hereto.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Lifeward Ltd., 2 Cabot Rd., Hudson, MA 01749, Attn: Investor Relations, or ir@golifeward.com, telephone number 508-251-1154.

2,066,662 Ordinary Shares

To be sold by the Selling Shareholders

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$1,980.72
Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$5,000
Total	$46,980.72

Item 15. Indemnification of Directors and Officers.

Under the Israel Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association include such a provision. An Israeli company also may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israel Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israel Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israel Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine or forfeit levied against the office holder.

Under the Israel Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our Articles of Association, the Israel Companies Law and the Israel Securities Law, 5728-1968, subject to an aggregate limitation for all indemnified persons of the greatest of: (i) an amount equal to 50% of the shareholders’ equity in the Company, as set forth in the Company’s most recent financial statements before the date of actual payment by the Company of the indemnification amount; (ii) $40,000,000; and (iii) solely in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale by the Company and/or any shareholder of the Company’s securities in such offering.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israel Companies Law.

Item 16. Exhibit Index.

EXHIBIT INDEX

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit/ Appendix Reference	Filing Date

2.1+	Share Purchase Agreement, dated January 12, 2026, among Lifeward, Ltd., Oramed Pharmaceuticals, Inc. and Oratech Pharmaceuticals, Inc.	8-K	001-36612	2.1	January 13, 2026

2.2	First Amendment to Share Purchase Agreement, dated March 25, 2026, by and among Lifeward Ltd., Oramed Pharmaceuticals Inc. and Oratech Pharmaceuticals Inc.	8-K	001-36612	2.1	March 25, 2026

2.3	Assignment and Assumption Agreement, dated March 25, 2026, by and between Oratech Pharmaceuticals Inc. and Oratech Ltd. and acknowledged by Lifeward Ltd.	8-K	001-36612	2.2	March 25, 2026

3.1	Eighth Amended and Restated Articles of Association of the Company.	10-K	001-36612	3.1	March 18, 2026

4.1	Form of Senior Secured Convertible Note.	8-K	001-36612	4.4	July 7, 2026

4.2	Form of Warrant.	8-K	001-36612	4.5	July 7, 2026

5.1*	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant.
10.1	Form of Securities Purchase Agreement.	8-K	001-36612	10.1	July 7, 2026
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited.
23.2*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page to this Registration Statement).

107*	Filing Fee Table.
*	Filed herewith

+	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

	(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

	(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hudson, Massachusetts on this 3rd day of August, 2026.

Lifeward Ltd.

By:	/s/ William Mark Grant
William Mark Grant
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William Mark Grant and Almog Adar, and each of them, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Mark Grant William Mark Grant	Director, President and Chief Executive Officer (Principal Executive Officer)	August 3, 2026

/s/ Almog Adar Almog Adar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2026

/s/ Robert Marshall Robert Marshall	Chairman of the Board	August 3, 2026

/s/ Mike Swinford Mike Swinford	Director	August 3, 2026

/s/ Moshe Rozenbaum Moshe Rozenbaum	Director	August 3, 2026

/s/ William Mark Sigsbee William Mark Sigsbee	Director	August 3, 2026

/s/ Nadav Kidron Nadav Kidron	Director	August 3, 2026

/s/ Miriam Kidron Miriam Kidron	Director	August 3, 2026

/s/ Yehuda Reznick Yehuda Reznick	Director	August 3, 2026